Exhibit 99.1
CAPITALSOURCE REPORTS REVISED BALANCE SHEET FOR DECEMBER 31, 2005
Chevy Chase, MD, March 7, 2006 — CapitalSource Inc. (NYSE: CSE) announced certain changes to its December 31, 2005 balance sheet from that included in its February 22, 2006 earnings release and its preliminary prospectus supplement dated March 3, 2006 to its prospectus dated December 23, 2005, and has attached a revised consolidated balance sheet and selected financial data as of December 31, 2005. The company originally recorded approximately $2.3 billion of purchases of residential mortgage-backed securities and approximately $2.2 billion of related repurchase agreements net on our consolidated balance sheet as derivatives representing a forward commitment to repurchase the mortgage-backed securities. This accounting treatment was based on an interpretation of accounting rules related to investments simultaneously financed with repurchase agreements by the same counterparty from whom the investments were purchased. The company has since determined that approximately $323.4 million of these mortgage-backed securities were not acquired from and financed with the same counterparty, and, therefore, has recorded them as assets on the consolidated balance sheet on a gross basis as of December 31, 2005. Accordingly, approximately $311.3 million of associated repurchase financing has been recorded as a liability on the consolidated balance sheet as of December 31, 2005.
CapitalSource intends ultimately to record all of its mortgage-backed securities on its balance sheet. On March 7, 2006, we exercised our right of substitution with respect to substantially all of the mortgage-backed securities we had posted as collateral in connection with existing repurchase agreements so that these mortgage-backed securities are no longer financed with the counterparty from whom we purchased the assets. The company expects to record substantially all of its residential mortgage-backed securities as assets and all of the associated repurchase agreements as liabilities on its balance sheet at March 31, 2006.
Additionally, as a result of the foregoing changes to the balance sheet as of December 31, 2005, the following information contained in the company’s preliminary prospectus supplement dated March 3, 2006 and its earnings release under “Yield/Cost of Funds/Leverage/Net Interest Margin” and “Operating Expenses” have been revised as follows:
(i)	Yield on average interest earning assets was 12.15% for the fourth quarter 2005, a decrease of 20 basis points from 12.35% for the third quarter 2005. This decrease was the result of a 63 basis point decrease in yield from fee income, partially offset by a 43 basis point increase in yield from interest income. We amortize loan fees charged to our borrowers into income over the life of our loans. We do not take loan fees into income when a loan closes. In connection with the early prepayment of a loan, there will be an acceleration of any remaining unamortized deferred fees for that loan and, depending upon the terms of the loan, there may be an additional fee that is charged based upon the prepayment and recognized in the period of the prepayment. We consider both the acceleration of any unamortized deferred fees and the earning of additional fees upon a prepayment to be prepayment-related fee income.

(ii)	The decrease in yield from fee income for the fourth quarter 2005 compared to yield from fee income for the third quarter 2005 was primarily the result of a decrease in prepayment-related fee income, which contributed 34 basis points to yield in the fourth quarter 2005 compared to 81 basis points in the third quarter 2005, and a decrease in other fees. The increase in yield from interest income was primarily due to higher short-term interest rates during the quarter.

(iii)	Cost of funds was 5.01% for the fourth quarter 2005 compared to 4.61% for the third quarter 2005. This increase was primarily the result of rising short-term interest rates during the quarter, partially offset by a decrease in amortization of deferred financing fees. Our overall borrowing spread to 30-day LIBOR decreased to 0.84% for the fourth quarter 2005 from 1.01% for the third quarter 2005.

(iv)	Leverage, as measured by the ratio of total debt to equity, increased to 4.48x as of December 31, 2005 from 4.31x as of September 30, 2005. This increase was primarily due to increased borrowings on repurchase agreements, credit facilities and subordinated debt to fund portfolio growth, partially offset by the impact of our increased equity as a result of our common stock offering in October 2005 and collections and repayments of loans in our term debt securitizations. We accrued the entire $350.9 million special dividend as a liability as of December 31, 2005 in accordance with generally accepted accounting principles. On January 25, 2006, we issued 12.3 million shares of common stock in connection with the stock portion of this special dividend thereby increasing shareholders’ equity by $280.7 million. If the stock portion of the special dividend was reflected as equity in 2005, our debt to equity ratio would have been 3.63x as of December 31, 2005.

(v)	Net interest margin was 8.34% for the fourth quarter 2005, a 29 basis point decrease from 8.63% for the third quarter 2005. Net interest margin decreased due to lower yield on our interest earning assets, primarily due to lower prepayment related fee activity, and higher cost of funds, primarily due to higher short-term interest rates, partially offset by lower leverage.

(vi)	Operating expenses as a percentage of average total assets were 2.48% for the fourth quarter 2005, an increase of 8 basis points from 2.40% for the third quarter 2005.
CapitalSource has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about CapitalSource and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, CapitalSource, or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1- 866-876-8723 or emailing equity.syndicate@wachovia.com.
About CapitalSource
CapitalSource is a specialized commercial finance company operating as a REIT and offering asset-based, senior, cash flow and mezzanine financing to small and mid-sized borrowers through three focused lending businesses: Corporate Finance, Healthcare and Specialty Finance and Structured Finance. By offering a broad array of financial products, we had outstanding $9.2 billion in loan commitments as of December 31, 2005. Headquartered in Chevy Chase, MD, we have a network of 23 offices across the country, and have approximately 540 employees. Middle market lending involves a certain degree of credit risk which we believe will result in credit losses in our portfolio.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include, but are not limited to our expectation that we will record substantially all of our residential mortgage-backed securities on our balance sheet at March 31, 2006.
All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. More detailed information about factors we believe could cause our actual results, performance or achievements to differ materially from anticipated levels is contained in our filings with the SEC, including the sections captioned “Risk Factors” in our Current Report on Form 8-K as filed with the SEC on October 6, 2005 and “Risk Factors” and “Business” in our Annual Report on Form 10-K as filed with the SEC on March 15, 2005. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

CapitalSource Inc.
Consolidated Balance Sheets
(Unaudited)

		As Reported on
	Revised	February 22, 2006
	December 31,	December 31,
	2005	2005	Change

Assets		($ in thousands)
Cash and cash equivalents	$323,896	$323,896	$—
Restricted cash	284,785	284,785	—
Mortgage-related receivable	39,438	49,779	(10,341)
Mortgage-backed securities pledged, trading	323,370	—	323,370
Loans:
Loans	5,987,743	5,987,743	—
Less deferred loan fees and discounts	(120,407)	(120,407)	—
Less allowance for loan losses	(87,370)	(87,370)	—

Loans, net	5,779,966	5,779,966	—
Investments	126,393	126,393	—
Deferred financing fees, net	42,006	42,006	—
Other assets	67,214	68,601	(1,387)

Total assets	$6,987,068	$6,675,426	$311,642

Liabilities and shareholders’ equity
Liabilities:
Repurchase agreements	$358,423	$—	$358,423
Credit facilities (1)	2,450,452	2,497,609	(47,157)
Term debt	1,779,748	1,779,748	—
Convertible debt	555,000	555,000	—
Subordinated debt	231,959	231,959	—
Stock dividend payable	280,720	280,720	—
Cash dividend payable	70,202	70,202	—
Other liabilities	60,626	60,250	376

Total liabilities	5,787,130	5,475,488	311,642

Shareholders’ equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	—	—	—
Common stock ($0.01 par value, 500,000,000 shares authorized; 141,705,766 and 121,251,457 shares issued; 140,405,766 and 119,951,457 shares outstanding, respectively)	1,404	1,404	—
Additional paid-in capital	1,248,745	1,248,745	—
Retained earnings	46,783	46,783	—
Deferred compensation	(65,729)	(65,729)	—
Accumulated other comprehensive loss, net	(1,339)	(1,339)	—
Treasury stock, at cost	(29,926)	(29,926)	—

Total shareholders’ equity	1,199,938	1,199,938	—

Total liabilities and shareholders’ equity	$6,987,068	$6,675,426	$311,642

(1)	$47,157 of repurchase agreements not related to the financing of residential mortgage-backed securities were previously included in the Credit facilities line item.

CapitalSource Inc.
Selected Financial Data
(Unaudited)

As Reported
on February
Revised	22, 2006
Three Months	Three Months
Ended	Ended
December 31,	December 31,
2005	2005	Change
Performance ratios:
Return on average assets	3.31%	3.35%	(0.04%)
Return on average equity	15.48%	15.48%	0.00%
Net interest margin	8.34%	8.38%	(0.04%)
Operating expenses as a percentage of average total assets	2.48%	2.51%	(0.03%)
Efficiency ratio (operating expenses / net interest and fee income and other income)	29.38%	29.38%	0.00%

Credit quality and leverage ratios:
60 or more days contractual delinquencies as a percentage of loans (as of period end)	0.70%	0.70%	0.00%
Loans on non-accrual status as a percentage of loans (as of period end)	2.30%	2.30%	0.00%
Impaired loans as a percentage of loans (as of period end)	3.33%	3.33%	0.00%
Net charge offs as a percentage of average loans (annualized)	0.14%	0.14%	0.00%
Allowance for loan losses as a percentage of loans (as of period end)	1.46%	1.46%	0.00%
Total debt to equity (as of period end)	4.48	x	4.22	x	0.26	x
Equity to total assets (as of period end)	17.17%	17.98%	(0.81%)

Average balances ($ in thousands):
Average loans	$5,661,257	$5,661,257	$—
Average assets	6,216,302	6,141,779	74,523
Average interest earning assets	5,980,560	5,948,926	31,634
Average borrowings	4,554,672	4,524,222	30,450
Average equity	1,331,396	1,331,396	—

CapitalSource Inc.
Selected Financial Data
(Unaudited)

As Reported
on February
Revised	22, 2006
Year Ended	Year Ended
December 31,	December
2005	31, 2005	Change
Performance ratios:
Return on average assets	3.04%	3.05%	(0.01%)
Return on average equity	15.05%	15.05%	0.00%
Net interest margin	8.65%	8.66%	(0.01%)
Operating expenses as a percentage of average total assets	2.65%	2.66%	(0.01%)
Efficiency ratio (operating expenses / net interest and fee income and other income)	30.05%	30.05%	0.00%

Credit quality and leverage ratios:
60 or more days contractual delinquencies as a percentage of loans (as of period end)	0.70%	0.70%	0.00%
Loans on non-accrual status as a percentage of loans (as of period end)	2.30%	2.30%	0.00%
Impaired loans as a percentage of loans (as of period end)	3.33%	3.33%	0.00%
Net charge offs as a percentage of average loans (annualized)	0.27%	0.27%	0.00%
Allowance for loan losses as a percentage of loans (as of period end)	1.46%	1.46%	0.00%
Total debt to equity (as of period end)	4.48	x	4.22	x	0.26	x
Equity to total assets (as of period end)	17.17%	17.98%	(0.81%)

Average balances ($ in thousands):
Average loans	$5,046,704	$5,046,704	$—
Average assets	5,419,981	5,401,197	18,784
Average interest earning assets	5,309,530	5,301,556	7,974
Average borrowings	4,193,128	4,185,453	7,675
Average equity	1,093,882	1,093,882	—